Corporate Update 22 AUG 2019 Exhibit 99.2

Important Notice 22 AUG 2019 Property of GI Dynamics, Inc. Currency References Financial amounts in this presentation are expressed in U.S. Dollars, except where specifically noted. Forward-Looking Statements This announcement may contain forward-looking statements. These statements are based on GI Dynamics management’s current estimates and expectations of future events as of the date of this announcement. Furthermore, the estimates are subject to several risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with our ability to continue to operate as a going concern; our ability to obtain stockholder approval of the conversion feature of the August 2019 Note and issuance of the August 2019 Warrant, our ability to raise sufficient additional funds to continue operations and to conduct the planned pivotal trial of EndoBarrier in the United States (STEP-1); our ability to execute STEP-1 under FDA’s Investigational Device Exemption; our ability to enlist clinical trial sites and enroll patients in accordance with STEP-1; the risk that the FDA stops STEP-1 early as a result of the occurrence of certain safety events or does not approve an expansion of STEP-1; our ability to enroll patients in accordance with I-STEP; our ability to secure a CE Mark; our ability to maintain compliance with our obligations under our existing convertible note and warrant agreements executed with Crystal Amber, including our obligations to make payment on the Note that is due on 31 March 2020 and our ability to restructure the terms of the Note with Crystal Amber that is due on 31 March 2020 if we are unable to raise sufficient funds to enable us to fully repay such Note when due; obtaining and maintaining regulatory approvals required to market and sell our products; the possibility that future clinical trials will not be successful or confirm earlier results; the timing and costs of clinical trials; the timing of regulatory submissions; the timing, receipt and maintenance of regulatory approvals; the timing and amount of other expenses; the timing and extent of third-party reimbursement; intellectual-property risk; risks related to excess inventory; risks related to assumptions regarding the size of the available market; the benefits of our products; product pricing; timing of product launches; future financial results; and other factors, including those described in our filings with the U.S. Securities and Exchange Commission. Given these uncertainties, one should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or otherwise, unless we are required to do so by law.

Corporate Lines of Effort

Financing	• US$10m investment: Warrant Conversion: US$5.4m / Potential new Note: US$4.6m • Cash out projection: first half March 2020 • ASX listing maintained	
STEP-1 Clinical Trial **US Pivotal RCT**	• Stage 1: 50 EndoBarrier / ~17 Control (3:1) • Clinical systems ready, IRB: approval by WIRB & Brigham & Women's, 5 clinical sites qualified • Currently Enrolling • Target enrollment completion:	 Q1 2020
I-STEP Clinical Trial **India Pivotal RCT** **with Apollo Sugar**	• 100: 75 EndoBarrier / 25 Control (3:1) • Target enrollment initiation: • Target enrollment completion:	 Q4 2019 Q2 2020
CE Mark	• Technical File and Quality Management System • Notified Body activities: • Target completion:	preparing for audit scheduling inspections Q1 2020
Additional	• Market access / revenue preparation: reimbursement in Europe, pricing optimization • Intellectual Property: continuing to develop IP and add to IP portfolio	

22 AUG 2019 Property of GI Dynamics, Inc. 3

22 AUG 2019 Property of GI Dynamics, Inc. Thank you